Exhibit 5.2
[Letterhead of Jones Day]
City Telecom (H.K.) Limited
Level 39, Tower 1, Metroplaza
No. 223 Hing Fong Road
Kwai Chung, New Territories
Hong Kong
     Re: Registration Statement on Form F-3 Filed by City Telecom (H.K.) Limited
     We have acted as legal advisers on the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) for City Telecom (H.K.) Limited (the “Company”), a company incorporated with limited liability under the laws of Hong Kong, in connection with the authorization of the issuance and sale from time to time, on a delayed basis, by the Company of (i) ordinary shares of the Company (the “Ordinary Shares”), as represented by American Depositary Shares, (ii) debt securities (the “Debt Securities”), in one or more series, which may be convertible into or exchangeable for Ordinary Shares, (iii) warrants to purchase Ordinary Shares (the “Warrants”), (iv) rights to purchase Ordinary Shares (the “Rights”) and (v) Units consisting of any of Ordinary Shares, Debt Securities, Warrants or Rights (the “Units”) in each case, as contemplated by the Registration Statement on Form F-3 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Ordinary Shares, the Debt Securities, the Warrants, the Subscription Rights and the Units are collectively referred to herein as the “Securities.” The Securities may be offered and sold from time to time pursuant to Rule 415 under the United States Securities Act of 1933 (the “Securities Act”).
     In giving this opinion we have examined copies of the following documents with respect to the Company:
(a)	the certificate of incorporation dated May 19, 1992, memorandum and articles of association, and current business registration certificate;

(b)	a copy of the resolution of the shareholders of the Company passed at the Company’s Annual General Meeting held on December 18, 2009 authorizing the directors to allot, issue and deal with additional shares in the share capital of the Company or securities convertible into such shares or options, warrants, or similar rights to subscribe for any shares or convertible securities and to make, issue or grant offers, agreements or options with an aggregate nominal amount not exceeding 20 per cent of the aggregate nominal amount of the issued share capital of the Company as at the date of the passing of the said resolution; and

(c)	an extract from the Minutes of the meeting of the Board of Directors of the Company held on February 4, 2010 approving the filing of the Registration Statement and the allotment and issue of the Ordinary Shares, including the notice of such meeting, and an extract of Written Resolutions of Directors dated March 31, 2010 approving the issue of approximately 3,500,000 American Depositary Shares (equivalent to approximately 70,000,000 Ordinary Shares of the Company).
     In such examination, we have assumed, without any independent investigation and verification that:
(i)	all signatures, seals, chops and markings (if any) on all documents are genuine and have been duly affixed, all documents submitted to us as originals are authentic and complete and all documents submitted to us as certified or photostatic copies conform to the authentic originals which are authentic and complete and have not been amended, superseded, revoked or revised in any manner;

(ii)	the constitutional documents referred to in paragraph (a) on page 1 of this opinion are up-to-date;

(iii)	the meetings of the shareholders and the board of directors of the Company (including any duly authorized committee thereof) at which any of the resolutions upon which we rely in giving this opinion were duly convened with proper notice and were quorate at the time the relevant resolutions were passed;

(iv)	the resolutions contained in the written resolutions of the board of directors of the Company referred to in paragraph (c) on page 2 of this opinion remain in full force and effect without modifications, and have not been superseded;

(v)	the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of issuance of any Securities thereunder);

(vi)	a prospectus supplement describing each class or series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the United States Securities and Exchange Commission (the “Commission”), will be timely filed with the Commission;

(vii)	the definitive terms of each class or series of Securities will have been established in accordance with the authorizing resolutions adopted by the Company’s board of directors (or a duly authorized committee thereof);

(viii)	the Company will issue and deliver the Securities in the manner contemplated by the Registration Statement and any Securities issuable upon conversion, exchange or exercise of any other Security, will have been authorized and reserved for issuance, in each case within the limits of the then remaining authorized but unreserved and unissued amounts of such Securities;

(ix)	the resolutions authorizing the Company to allot, issue, offer and sell the Securities will have been adopted by the Company’s shareholders and board of directors (or an authorized committee thereof) and will be in full force and effect at all times at which the Securities are offered or sold by the Company; and

(x)	all Securities will be issued in compliance with applicable Hong Kong law and applicable United States federal and state securities laws.
     We are qualified to advise City Telecom regarding the laws of Hong Kong in force at the date hereof and as currently interpreted by the Hong Kong courts. We do not express any opinion in respect of those matters governed by or construed in accordance with the laws of any jurisdiction other than Hong Kong.
     Based upon and subject to the assumptions and qualifications contained herein, we are of the opinion that the Ordinary Shares, upon receipt by the Company of the full amount of the lawful consideration therefor, will be validly issued, fully paid and nonassessable.
     This opinion is limited to the matters specifically stated herein and is not to be read as extended by implication to any other matters not specifically referred to herein. In addition, this opinion speaks only as of the date hereof and we expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein of any development or circumstance of any kind including any change of law or fact that may occur after the date of this opinion even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion.
     We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/JONES DAY